Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Announces Retirement of Chief Financial Officer

Fremont, CA — June 6, 2012—SYNNEX Corporation (NYSE: SNX), a leading business process services company, announced today that Mr. Thomas Alsborg, the Company’s Chief Financial Officer, plans to retire from SYNNEX on or about November 30, 2012 to spend more time with his family and to pursue new interests. Mr. Alsborg joined SYNNEX as Chief Financial Officer in March 2007.

“Thomas has been a strong executive leader for SYNNEX over the past five years, helping to oversee significant growth of our Company,” stated Kevin Murai, President and CEO of SYNNEX Corporation. “He has played a key role in helping the Company to focus on important drivers of value creation and investor returns. We will miss his contributions, but we all wish him well in his future endeavors.”

The Company is actively recruiting for Mr. Alsborg’s replacement.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and may be identified by terms such as believe, expect, may, will, provide, plan, anticipate, could and should and the negative of these terms or other similar expressions. These forward-looking statements, including statements regarding Mr. Alsborg’s planned retirement, are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to: Mr. Alsborg’s planned retirement, and other risks and uncertainties detailed from time to time in SYNNEX’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended February 29, 2012. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2012 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

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